EXHIBIT 5.1



                                 August 29, 1997

Power Spectra, Inc.
919 Hermosa Avenue
Sunnyvale, California 94086

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have examined (i) the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Power Spectra, Inc., a California corporation (the "Company" or "you"), with the Securities and Exchange Commission on or about August 29, 1997 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 300,000 shares (the "Shares") of your Common Stock (the "Common Stock"), reserved for issuance under the Company's 1991 Director Stock Plan (the "Stock Plan") and
(ii) the Prospectus to be dated on or about August 29, 1997 that relates to the Stock Plan and to such Registration Statement pursuant to Rule 428(a)(1) promulgated under the Act (the "Prospectuses"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed sale and issuance of the Shares by the Company under the Stock Plan.

         With respect to the Shares, it is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken, by you prior to the issuance of the Shares pursuant to the Registration Statement, the Prospectus and the Stock Plan, such shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, the Prospectus and any subsequent amendment thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation


                                    /s/ Wilson Sonsini Goodrich & Rosati